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                                                                    Exhibit 99.1
[IGCA LOGO]
INNOVATIVE GAMING CORPORATION OF AMERICA

SATURDAY, FEBRUARY 2, 2002
PRESS RELEASE

SOURCE: Innovative Gaming Corporation of America

                           INNOVATIVE GAMING ANNOUNCES
                       AGREEMENT TO ACQUIRE GET USA, INC.


LAS VEGAS, February 2 / PRNewswire / -- INNOVATIVE GAMING CORPORATION OF AMERICA (Nasdaq: IGCA - news) today announced an agreement to acquire GET USA, Inc., a privately held U.S. corporation which holds all of the assets of Australian corporation Gaming & Entertainment Technology (GET) and GET Holdings. Upon receipt of required shareholder and regulatory approvals, GET USA will be merged into a wholly owned subsidiary of IGCA. IGCA will issue common stock equivalent to 49% of IGCA's common stock outstanding at the time the merger is consummated. IGCA proposes to rename the merged entity GET, Inc.

Commenting on the proposed acquisition, Tom Foley, Chairman and CEO of IGCA said, "With access to the GET game library of 50 games, IGCA will substantially increase its product offerings in the near term. This will enhance our competitive position in our traditional slot machine business. We will begin joint development of several exciting new product offerings immediately under our interim consulting and development agreement. We are excited about the potential that this combination will produce in moving the Company forward."

Merging GET's Internet gaming platform and game titles with IGCA's Linux-based slot operating system creates a diverse product range suitable for "bricks-and-mortar" casinos as well as virtual casinos. It enables Wide Area Progressive games which will provide high entertainment value and exciting jackpots. Prior to consummating the proposed merger, GET and IGCA will enter into a consulting and joint development agreement through which the companies can begin to realize the benefit of this strategic alliance while awaiting the approvals necessary to consummate the transaction. GET will continue with its existing activities in the regulated Internet gaming and lottery markets, and IGCA will continue to pursue its business plan including the continued placement of gaming devices under its participation model.

Formed in 1995 with the aim of producing a government accredited online gaming system, Gaming & Entertainment Technology is a leading-edge developer of state-of-the-art gaming systems for regulated jurisdictions. Australian state governments, considered the most stringent Internet gaming jurisdictions in the world, have approved GET's technology. GET is a licensed gaming manufacturer in Australia, having been reviewed for suitability in an investigation similar to that conducted by United States gaming regulators. Unlike many other providers of Internet casino operating software, GET has never permitted its licensees to accept wagers from the United States or any jurisdiction in which Internet gaming is not legal.

GET has invested more than five years in developing a comprehensive multi-player networked entertainment platform, supporting a diverse range of gaming and entertainment applications. GET's 50 employees develop software from its Sydney, Australia offices. With a knowledge base covering all aspects of game development, GET has experienced professionals at all levels including Java programmers, graphic designers, 3D modelers and web developers. GET has a strong creative services department that specializes in full multimedia site production, including 3D walk-through environments, video streaming and sound production. Further information on GET is available at www.getsystems.com.



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Tibor Vertes, Chairman of GET stated, "In exploring our previously announced joint venture with IGCA, we determined that the formal merger of GET's existing server-based, regulated gaming system with IGCA's traditional land-based gaming machines presented unique opportunities to introduce new technology to the traditional casino floor while further enhancing our superior Internet casino operating platform."

Laus Abdo, IGCA's President and CFO stated, "This acquisition is another positive step forward for IGCA as it emerges from its recent restructuring. Although we are still addressing some short term liquidity issues, we continue to make progress in our negotiations. Based on our analysis, we expect the acquisition to be accretive to IGCA. Combining the resources of IGCA and the technology owned by GET is a natural. Subject to obtaining requisite gaming approval for new products, GET's system functionality will give IGCA the immediate ability to exploit system- and server-based gaming opportunities including lottery, video lottery, and Wide Area Progressive systems."

Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high-entertainment gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors. Further information on IGCA is available at www.igca.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and ability to obtain additional short term and long term financing, shareholder approvals, the financial performance of GET, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 2000. Furthermore, although the Company has performed due diligence on GET, the Company has relied upon certain information provided by GET. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For Further Information, contact:

IGCA Investor Relations
Anthony D. Altavilla                    Laus M. Abdo
Managing Director                       President & Chief Financial Officer
Redwood Consultants, LLC.               Innovative Gaming Corporation of America
Phone: 415-380-0500                     Phone: 702-614-7199